N e w s R e l e a s e

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO	Mike Arneth or Woody Wallace
706-645-1391	312-245-2700
bjohnson@charterbank.net	marneth@tirc.com or wwallace@tirc.com

CHARTER FINANCIAL REPORTS FY06 NET INCOME INCREASES 17%

•	EPS Climbs To $0.69 From $0.58 In Prior Year
•	Net Loans grow 5 percent to $374.7 million
•	Retail Deposits Increase $70.9 Million To $321.2 Million

WEST POINT, Georgia, November 7, 2006—Charter Financial Corporation (NASDAQ: CHFN) today reported fiscal 2006 net income increased 17 percent to $13.3 million, or $0.69 per share, from $11.4 million, or $0.58 per share, for fiscal 2005. Net income for the quarter ended September 30, 2006, was $2.9 million, or $0.15 per share, compared with $2.8 million, or $0.14 per share, for the prior year period.

The increase in FY 2006 net income was attributed to the combined effect of a $1.8 million reduction in income tax expense and a $3.1 million increase in net interest income which were partially offset by an increase of $2.9 million in noninterest expense.

Building Retail Bank Franchise

“We made significant progress in building our retail franchise and improving the resulting earnings,” said Robert L. Johnson, president and chief executive officer. “We increased our retail deposits by $70.9 million to $321.2 million and net loans receivable by $17.9 million to $374.7 million. The increases were due to effective marketing efforts and continued growth in the local economy.

Deposit fees increased by 37 percent to $3.7 million for the year from $2.7 million for the prior year. The increase in deposit fees is a combination of growth in core deposits and improved pricing of fees.

Johnson noted that the company replaced two branches in Lee County. The upgraded branches considerably enhance Charter Financial’s ability to provide its customers with better service and access. “We expect the new branches will stimulate further growth in Lee County,” he added.

“Credit quality in fiscal 2006 remained strong,” Johnson said. “We reduced nonperforming assets as a percent of total loans and real estate owned to 0.86% from 1.42% the prior year.”

Growth in our local economy is accelerating. Economic activity is being stimulated by a number of factors, including the construction of the new Kia Motors assembly plant in West Point, Georgia. Beyond the plant itself, there are a number of businesses making investments in anticipation of serving the plant and the approximately 2,800 employees who will work there. We are already experiencing some benefit. As the plant nears its opening, we expect to see an even greater effect on our growth,” Johnson said.

Capital Management

Johnson pointed out that Charter Financial continued to manage its capital through dividends that totaled $3.80 per share during the year compared with $3.20 per share the prior year. Charter Financial increased its regular quarterly cash dividend to $0.45 per share in the second quarter from $0.35 per share. The company also paid special dividends of $1.75 and $0.35 during the year.

Managing Freddie Mac Common Stock

During the year, the company recognized $278,000 in income from covered calls on Freddie Mac common stock compared with $525,000 in the prior year. At September 30, 2006, there were 70,000 shares of Freddie Mac common stock subject to covered calls of which 35,000 were sold through an exercise subsequent to September 30, 2006. Sales resulting from exercises of covered calls generated gains of $4.8 million compared with $6.1 million in fiscal 2005. At September 30, 2006, the company owns Freddie Mac common stock with a market value of $294.3 million compared to $254.8 million at September 30, 2005.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. Charter Financial Corporation and subsidiary CharterBank are in a mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates nine full-service branches on the I-85 corridor from LaGrange, Georgia to Auburn, Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Selected Financial Data (in thousands except share data):

	September 30, 2006	September 30, 2005 Unaudited	June 30, 2006
Total Assets	$1,097,321	$1,050,570	$1,105,187
Loans Receivable, Net	374,726	356,808	384,974
Mortgage Securities Available for Sale	308,150	358,461	320,102
Freddie Mac Common Stock	294,339	254,776	252,982
Other Investment Securities	37,582	17,712	37,710
Retail Deposits	321,288	250,391	322,093
Core Deposits	169,129	131,361	175,643
Total Deposits	372,057	320,129	396,406
Deferred Income Taxes	108,186	93,271	90,026
Borrowings	337,928	382,336	361,660
Realized Stockholders’ Equity*	95,220	93,825	99,411
Accumulated Other Comprehensive Income**	172,489	149,405	144,244

Total Equity	267,709	243,230	243,655

Book Value per Share	$13.61	$12.39	$12.41
Tangible Book Value per Share	13.33	12.10	12.12

Minority Shares Outstanding	3,592,863	3,542,754	3,562,254
Total Shares Outstanding – at Quarter End	19,662,981	19,629,372	19,632,372
Weighted Average Total Shares Outstanding – Basic	19,438,844	19,523,748	19,418,930
Weighted Average Total Shares Outstanding – Fully Diluted	19,591,492	19,569,097	19,552,867

*	Includes Total Stockholders Equity less Accumulated Other Comprehensive Income.

**	Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

Selected Operating Data (in thousands except share data):

	Year Ended		Three months ended
	September 30,		September 30,		June 30,
	2006	2005	2006	2005	2006
	Unaudited
Total Interest Income	$53,802	$44,689	$14,003	$11,530	$13,739
Total Interest Expense	27,801	21,782	7,605	5,831	7,282

Net Interest Income	26,001	22,907	6,398	5,699	6,457
Provision for Loan Losses	—	75	—	75	—

Net Interest Income after Provision for Loan Losses	26,001	22,832	6,398	5,624	6,457
Noninterest Income	10,826	10,966	1,383	2,871	1,788
Noninterest Expense	21,130	18,269	5,917	4,603	5,300

Income before Income Taxes	15,697	15,529	1,864	3,892	2,945
Income Tax Expense (Benefit)	2,353	4,116	(1,045)	1,075	395

Net Income	$13,344	$11,413	$2,909	$2,817	$2,550

Earnings per Share	$0.69	$0.58	$0.15	$0.14	$0.13
Earnings per Share – Fully Diluted	0.68	0.58	0.15	0.14	0.13
Cash Dividends per Share***	3.80	3.20	2.20	0.35	0.45

Net Charge-offs (Recoveries)	74	537	(10)	269	67
Deposit Fees	3,728	2,726	1,031	745	981
Gain on Sale of Loans	741	884	232	254	193
Gain on Sale of Freddie Mac Common Stock	4,769	6,085	—	1,603	—
Gain (Loss) on Covered Calls Related to Freddie Mac Common Stock	278	525	(260)	76	215

*** First Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.
	Year Ended		Three months ended
Performance Ratios:	September 30,		September 30,		June 30,
	2006	2005	2006	2005	2006
	Unaudited
Return on Equity	5.10%	4.23%	4.64%	4.28%	4.00%
Return on Assets	1.22	1.06	1.06	1.06	0.93
Net Interest Margin	2.48	2.18	2.45	2.21	2.46
Loan Loss Reserve as a % of Total Loans	1.59	1.69	1.59	1.69	1.55
Loan Loss Reserve as a % of Nonperforming Assets	184.60	118.56	184.60	118.56	151.14
Nonperforming Assets as a % of Total Loans and REO	0.86	1.42	0.86	1.42	1.02
Net Chargeoffs (Recoveries) as a % of Average Loans	0.02	0.16	—	0.08	0.02
Nonperforming Assets to Total Assets	0.30	0.49	0.30	0.49	0.36
Bank Core Capital Ratio	9.71	9.86	9.71	9.86	8.77
Dividend Payout Ratio	101.81	98.56	271.67	43.70	62.85
Effective Tax Rate Expense (Benefit)	14.99	26.51	(56.04)	27.61	13.41